Exhibit 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR-END 2008 FINANCIAL RESULTS

SAN DIEGO, CA – March 31, 2009 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today reported financial results for the fourth quarter and year ended December 31, 2008.

For the quarter ended December 31, 2008, Hollis-Eden reported a net loss of $5.0 million (or $0.17 per share), compared to a net loss of $5.2 million (or $0.18 per share) in the fourth quarter of 2007. For the full year, the Company reported a net loss of $21.6 million (or $0.74 per share), compared to a net loss of $23.1 million (or $0.80 per share) for the full year 2007.

The net loss for the fourth quarter and full-year 2008 included approximately $674,000 and $2.5 million, respectively, of stock-based compensation expense related to the adoption of SFAS No. 123R, compared to $673,000 and $3.2 million in the comparable periods in 2007. Results for full-year 2007 include $645,000 in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation. There was no revenue recorded in 2008.

Research and development expenses for the fourth quarter of 2008 totaled $3.5 million, compared to $4.2 million in the fourth quarter of 2007. For full-year 2008, research and development expenses were $16.1 million compared to $18.3 million in 2007. The decrease in research and development expenses was due primarily to a decrease in head count, bonuses, and a decline in preclinical development offset by an increase in clinical trial expenses.

Fourth quarter 2008 general and administrative expenses were $1.5 million compared to $1.9 million in the fourth quarter of 2007, and full-year 2008 general and administrative expenses were $6.5 million compared to $8.1 million in 2007. The decrease in general and administrative expenses was due mainly to a decrease in executive head count, bonuses, Directors and Officers insurance, and in accounting and consulting fees.

Total other income and expenses were $1.0 million in 2008 compared to $2.7 million in 2007. The decrease in other income and expense for 2008 compared to 2007 was due mainly to lower interest rates and lower cash balances.

Cash used in operations for full-year 2008 totaled $19.0 million versus $23.7 million for full-year 2007. Year-end 2008 cash and equivalents totaled $24.2 million, compared to $43.2 million at December 31, 2007.

More detailed information is available in the Company’s Form 10-K, which was filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

About Hollis-Eden Pharmaceuticals, Inc.

Hollis-Eden Pharmaceuticals, Inc. is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating adrenal steroid. The Company’s clinical drug development candidates include TRIOLEX™ (HE3286), a next-generation compound currently in clinical trials for the treatment of type 2 diabetes, ulcerative colitis and rheumatoid arthritis, and APOPTONE™ (HE3235), a next-generation compound in a clinical trial for the treatment of late-stage prostate cancer. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for TRIOLEX (HE3286), APOPTONE (HE3235) or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Vice President, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333